                                  EXHIBIT 99.1

                       FFE TRANSPORTATION SERVICES, INC.
                         EMPLOYEE STOCK OWNERSHIP PLAN

             STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS

                          December 31, 1997 and 1996


                                                  1997             1996
                                               -----------      -----------

Money market fund                              $   318,878      $   358,292
Frozen Food Express Industries, Inc.
  common stock                                  23,305,860       24,332,526
Due from related trust                                  --           91,863
Other receivables                                    1,512            1,604
                                               -----------      -----------
      Total assets                              23,626,250       24,784,285
                                               -----------      -----------

Less:
Benefits payable                                 5,481,717        5,258,948
Due to related trust                                57,818               --
                                               -----------      -----------
      Total liabilities                          5,539,535        5,258,948
                                               -----------      -----------

      Net assets available for plan benefits   $18,086,715      $19,525,337
                                               ===========      ===========


       See accompanying notes and independent public accountants' report.

                       FFE TRANSPORTATION SERVICES, INC.
                         EMPLOYEE STOCK OWNERSHIP PLAN

        STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

                 Years Ended December 31, 1997, 1996 and 1995


                                           1997         1996           1995
                                       ------------  ------------  -------------

Investment income:
 Dividend income                       $   316,981   $   328,981   $    332,523
 Interest income                            10,504        10,700         11,135
 Interest expense                               --            --        (51,681)
                                       -----------   -----------   ------------
   Net investment income                   327,485       339,681        291,977

Net unrealized appreciation
 (depreciation) in market value of
 Investments                              (915,106)       50,547    (11,062,339)
                                       -----------   -----------   ------------

Realized gain on sale of stock              15,099            --          6,848

Employer contributions                          --            --        943,033
                                       -----------   -----------   ------------

      Total (reductions) additions        (572,522)      390,228     (9,820,481)

(Decrease) increase in fair market
 value of plan benefits payable to
 Participants                             (866,100)   (2,971,767)       954,993
                                       -----------   -----------   ------------

Net decrease                            (1,438,622)   (2,581,539)    (8,865,488)

Net assets available for plan
 benefits at beginning of year          19,525,337    22,106,876     30,972,364
                                       -----------   -----------   ------------

Net assets available for plan
 benefits at end of year               $18,086,715   $19,525,337   $ 22,106,876
                                       ===========   ===========   ============


      See accompanying notes and independent public accountants' report.

                       FFE TRANSPORTATION SERVICES, INC.
                         EMPLOYEE STOCK OWNERSHIP PLAN

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1997

1.   Description of the Plan
     -----------------------

     The FFE Transportation Services, Inc. Employee Stock Ownership Plan (the "FFE Plan") is a defined contribution plan designed to provide retirement income to employees of FFE Transportation Services, Inc. and other affiliated participating companies (the "Employer") in compliance with the Employee Retirement Income Security Act of 1974 ("ERISA"). The FFE Plan is designed to invest primarily in stock of Frozen Food Express Industries, Inc. ("FFEX"), the parent corporation of the Employer. Participants should refer to the FFE Plan agreement for a more complete description of the FFE Plan's provisions.

     Contributions - Contributions by the Employer are at the discretion of its
     -------------
     Board of Directors. No participant shall be required or permitted to make contributions.

     Eligibility - Employees become eligible for participation in the FFE Plan
     -----------
     as of the first entry date, as defined, concurrent with or next following the employees' completion of 1,000 hours of service.

     Benefits and vesting - Participants are entitled to vested benefits upon
     --------------------
     attainment of normal retirement age, early retirement age, disability, or other termination of employment, whether voluntary or involuntary. Participants' beneficiaries are entitled to benefits if the participant was vested at the time of death. Participants' benefits from company contributions begin to vest subsequent to completion of three years of credited service and vest 100% at completion of seven years of credited service, as defined by the FFE Plan.

     Participants' accounts - A separate account is maintained for each
     ----------------------
     participant. If no restrictions apply, the participant's account is adjusted annually for the participant's allocable share of employer contributions, earnings on employer contributions, plan forfeitures, realized and unrealized gains and losses, and any amounts distributed to the participant or participant's beneficiary from such account. Allocation of employer contributions and plan forfeitures are based on annual compensation. FFE Plan earnings are allocated based on participants' account balances.

     Administration - The FFE Plan is administered by a committee appointed by
     --------------
     the Board of Directors of FFEX. Administrative expenses not paid by the Employer are paid by the FFE Plan.

     Termination of the Plan  - The Employer made no contributions during the
     -----------------------
     year ended December 31, 1997. The FFE Plan provides that the Employer may suspend, terminate, or completely discontinue contributions. In the event the FFE Plan is terminated or contributions are permanently discontinued:

     (a) ERISA provides that each participant's interest in the trust becomes fully vested.

     (b) The FFE Plan provides that the net assets of the FFE Plan shall be allocated among the participants and beneficiaries of the FFE Plan as provided by ERISA.

     Tax status - The United States Treasury Department has advised that the FFE
     ----------
     Plan constitutes a qualified trust under Section 401(a) of the Internal Revenue Code (the "Code") and is therefore exempt from federal income tax under provisions of Section 501(a) of the Code. Employer contributions and FFE Plan earnings are not includable in the participant's taxable income until such amounts are distributed to the participant or to the participant's beneficiary.

     Plan Merger - Management plans to merge the FFE Transportation Services,
     -----------
     Inc. Employee Stock Ownership Plan into the Savings Plan for Employees of Frozen Food Express Industries, Inc. during 1998.

2.   Summary of significant accounting policies
     ------------------------------------------

     Basis of accounting - The financial statements of the FFE Plan are under
     -------------------
     the accrual method of accounting.

     Accounting estimates - The preparation of financial statements in
     --------------------
     conformity with generally accepted accounting principles requires the FFE Plan Committee to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual outcomes may vary from these estimates.

     Valuation of investments - Investment in FFEX common stock, consisting
     ------------------------
     2,589,540 and 2,703,614 shares at December 31, 1997 and 1996, respectively, is valued at the quoted market price on the last day of each year.

3.   Net unrealized (depreciation) appreciation in market value of investments
     -------------------------------------------------------------------------

     The 1997, 1996 and 1995 net unrealized (depreciation) appreciation in market value of investments was as follows:

                                           For the Year Ended December 31,
                                      ----------------------------------------
                                          1997          1996          1995
                                      ------------  ------------  ------------

     Investment at market             $ 23,305,860  $ 24,332,526  $ 23,853,996

     Investment at cost                 (5,692,963)   (5,804,523)   (5,376,540)
                                      ------------  ------------  ------------

     Unrealized appreciation at
      end of year                       17,612,897    18,528,003    18,477,456

     Unrealized appreciation at
      beginning of year                (18,528,003)  (18,477,456)  (29,539,795)
                                      ------------  ------------  ------------

     Net unrealized (depreciation)
      appreciation in market value
      of investments during the year  $   (915,106) $     50,547  $(11,062,339)
                                      ============  ============  ============


4.   Trust Agreement
     ---------------

     Pursuant to a trust agreement, Chase Bank of Texas holds all investment assets of the FFE Plan and executes all transactions therein.

                    INDEPENDENT PUBLIC ACCOUNTANTS' REPORT
                    --------------------------------------



The Administrative Committee of the FFE Transportation Services, Inc.
     Employee Stock Ownership Plan:


We have audited the accompanying statements of net assets available for plan benefits of the FFE Transportation Services, Inc. Employee Stock Ownership Plan (the "Plan") as of December 31, 1997 and 1996, and the related statements of changes in net assets available for plan benefits for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Savings Plan for Employees of Frozen Food Express Industries, Inc., as of December 31, 1997 and 1996, and the changes in net assets available for plan benefits for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules on pages 16, 17 and 18 are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules on pages 16, 17 and 18 have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.



Waters, Murray & Associates
Mansfield, Texas
June 23, 1998

                            ADDITIONAL INFORMATION

                       FFE TRANSPORTATION SERVICES, INC.
                         EMPLOYEE STOCK OWNERSHIP PLAN
                      ITEM 27a - SCHEDULE OF ASSETS HELD
                            FOR INVESTMENT PURPOSES

                               December 31, 1997



(a) (b)   Identity of Issue       (c)    Description of Investment     (d)     Cost     (e)  Current Value
         ----------------------        -----------------------------        ----------       -------------
         Chase Bank of  Texas, NA      Money Market Fund                    $  318,878        $   318,878

 *       FFEX                          2,589,540 shares common stock        $5,692,963        $23,305,860


 *   Party-in-interest to the plan.

                       FFE TRANSPORTATION SERVICES, INC.
                         EMPLOYEE STOCK OWNERSHIP PLAN
                ITEM 27a - SCHEDULE OF ASSETS ACQUIRED AND SOLD

                               December 31, 1997


(a) Identity of Issue  (b) Description of Investment  (c) Cost  (d) Proceeds
    -----------------      -------------------------      ----      --------
          None                       N/A                   N/A         N/A



     All other investment assets which were both acquired and disposed of during the plan year were interests issued by money market funds. Therefore, these transactions are excluded from this schedule in accordance with the Specific Instructions for Form 5500.

                       FFE TRANSPORTATION SERVICES, INC.
                         EMPLOYEE STOCK OWNERSHIP PLAN
                ITEM 27d - SCHEDULE OF REPORTABLE TRANSACTIONS

                    Years Ended December 31, 1997 and 1996


                                              Purchases
                                            --------------
                                            Shares/          Market
Identity of Party Involved    Description    Units    Cost   Value
---------------------------   -----------   -------   ----   ------

1997
----

 NONE                              N/A        N/A      N/A     N/A

1996
----

 NONE                              N/A        N/A      N/A     N/A